Exhibit 10.3

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is entered into by and between Cue Biopharma, Inc. (the “Company”) and Usman Azam (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement effective as of September 29, 2025 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s President and Chief Executive Officer;

WHEREAS, Executive’s last day of employment with the Company will be March 26, 2026 (the “Separation Date”);

WHEREAS, the Parties wish to establish mutually agreeable terms for Executive’s separation from the Company; and

WHEREAS, the Parties agree that the benefits and rights set forth in this Agreement shall be the exclusive benefits and rights due Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Separation; Resignation – As of the Separation Date, Executive’s employment will terminate. In connection with Executive’s separation from employment, all salary payments from the Company will cease as of the Separation Date and any benefits Executive had as of the Separation Date under benefit plans, programs, or practices of the Company will terminate, except as required by federal or state law. As provided in Section 8(d) of the Employment Agreement, upon termination of Executive’s employment, Executive will be deemed to have automatically resigned from all positions he holds as an officer, director or fiduciary of the Company and any other entity that is part of the same consolidated group as the Company or in which capacity Executive serves at the direction of or as a result of his position with the Company. Executive further acknowledges that he shall take all additional actions as may be necessary under applicable law or requested by the Company to effect such resignations.

2.
Severance Benefits – Provided Executive (a) signs and returns this Agreement no later than the Agreement Return Date (as defined in Section 11 below), (b) signs and returns the Additional Release attached hereto as Attachment A (the “Additional Release”) no later than the Additional Release Return Date (as defined in Section 11 below), (c) does not rescind his acceptance of the Non-Compete Restriction (as set forth in Section 5(b) below), (d) does not revoke his acceptance of the Additional Release during the Revocation Period (as defined in Section 11 below), and (e) abides by all of his obligations in this Agreement (collectively, the “Severance Conditions”), the Company will, in exchange for Executive’s commitments and obligations set forth herein and therein, provide Executive with the following severance benefits (the “Severance Benefits”):
a.
Severance Pay – The Company will pay to Executive two hundred thirty-two thousand five hundred dollars ($232,500), less all applicable taxes and withholdings, as severance pay (which amount constitutes (x) twenty-five percent (25%) of Executive’s target 2026 Annual Bonus (as defined in the Employment Agreement), plus (y) three (3) months of Executive’s Base Salary (as defined in the Employment Agreement). This severance pay will be paid in one lump sum in the Company’s first regular payroll cycle that follows the 60-day anniversary of the Separation Date.

b.
COBRA Benefits – Should Executive be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company will, commencing on the Separation Date and continuing until the earliest of

(x) twelve (12) months following the Separation Date, (y) the date Executive obtains new

Exhibit 10.3

employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company, and (z) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA (as applicable, the “COBRA Payment Period”), pay the full premiums for such coverage.

Executive acknowledges that he will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this Section 2, including any severance benefits pursuant to the Employment

Agreement. Executive further acknowledges that his right to retain the Severance Benefits is contingent upon his continued compliance with all of his obligations set forth in this Agreement.

3.
Release of Claims – In exchange for Executive’s eligibility to receive the Severance Benefits, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its past and present affiliates, joint employers (including any professional employer organization or employer of record), subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that he ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29

U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m,

§ 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any unvested ownership interest in the Company, its subsidiaries or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of

Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, nothing in this release of claims or in this Agreement shall be deemed to prohibit Executive from filing a charge with, or

Exhibit 10.3

participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way

Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority.

4.
Disclosures –
a.
Confidentiality – Except for Permitted Disclosures (as set forth in Section 4(b) below), Executive agrees to maintain as confidential and not to disclose the contents of the negotiations and discussions resulting in this Agreement.
b.
Permitted Disclosures – Nothing in any of the provisions of this Agreement, including Section 4(a) above, or elsewhere (including in the Employment Agreement) shall prohibit or restrict Executive from communicating with, or voluntarily providing information he believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission). Executive is not required to notify the Company of any such communications or disclosures. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, he is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
5.
Continuing Obligations; Non-Competition and Non-Solicitation Restrictions –
a.
Reaffirmation of Continuing Obligations. Executive acknowledges and reaffirms his continuing obligations to the Company and the Company’s continuing rights as set forth in Sections 8(h) and 10 of the Employment Agreement, which Sections 8(h) and 10 and the obligations and rights therein remain in full force and effect following the Separation Date in accordance with the terms thereof.
b.
Non-Competition Restriction. As an express condition of Executive’s eligibility to receive the Severance Benefits, Executive agrees that, during the Restricted Period (as defined below), Executive will not, in the geographic area where the Company does business, has done business, or plans to do business as of the Separation Date, directly or indirectly, whether as an owner, partner, officer, director, employee, advisor, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business, including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company (the “Non-Compete Restriction”). For purposes hereof, “Restricted Period”

Exhibit 10.3

means the period commencing on the Separation Date and continuing until the twelve

(12) month anniversary of the Separation Date, unless Executive breaches a fiduciary duty to the Company or unlawfully takes, physically or electronically, any property belonging to the Company, in which event the Restricted Period shall continue until the twenty-four (24) month anniversary of the Separation Date. Executive understands that he may rescind his acceptance of the Non-Compete Restriction during the seven (7) business day period following his execution of this Agreement by notifying in writing the Company signatory of this Agreement of his desire to rescind, in which event Executive will not be subject to the Non-Compete Restriction or eligible to receive the Severance Benefits, but will receive in lieu thereof a severance payment of $500, less all applicable taxes and withholdings, to be paid in one lump sum in the Company’s first regular payroll cycle that follows the 60-day anniversary of the Separation Date, and will remain subject to all of the remaining provisions of this Agreement, which shall continue in full force and effect in accordance with their terms.

c.
Non-Solicitation Restriction. Further, during the Restricted Period, Executive will not, directly or indirectly:
i.
Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the

Employee’s employment with the Company; or

ii.
Either alone or in association with others (I) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (II) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the Employee’s employment with the Company; provided, that this clause (II) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company ended at least six (6) months before the recruitment, hiring, or other engagement.

If any restriction set forth in Section 5(b) or 5(c) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.
Return of Company Property – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), Company identification, and any other Company owned property in his possession or control. Executive further confirms that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that other than those documents that remain on his Company-provided computer and cellphone, he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

Exhibit 10.3

7.
Business Expenses and Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, including payment for all wages, bonuses, commissions, and accrued but unused vacation time, and that no other compensation is owed to him except as provided herein.
8.
Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors. No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
9.
Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
10.
Nature of Agreement – The Parties understand and agree that this Agreement is a separation and release of claims agreement and that nothing herein constitutes an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties.
11.
Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on March 23, 2026 (the “Receipt Date”). Executive understands that he will not be eligible to receive the Severance Benefits unless he (a) signs and returns this Agreement no later than 11:00 a.m. ET on March 26, 2026 (the “Agreement Return Date”), (b) does not rescind his acceptance of the Non-Compete Restriction, (c) signs and returns the Additional Release no later than April 14, 2026 (the “Additional Release Return Date”), and (d) does not revoke his acceptance of the Additional Release during the seven (7) day period following his execution of the Additional Release (the “Revocation Period”). This Agreement will become effective and enforceable immediately upon execution, subject to Executive’s right to rescind acceptance of the Non-Compete Restriction as set forth in Section 5(b) above. The Additional Release will become effective and enforceable after the Revocation Period has expired without revocation.

12.
Acknowledgements – Executive acknowledges that he has been given a reasonable period of time to consider this Agreement, and at least twenty-one (21) days to consider the Additional Release (the “Additional Release Consideration Period”), and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. Executive further acknowledges and agrees that any changes made to this Agreement or the Additional Release following the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Additional Release Consideration Period. Executive understands that he may revoke his acceptance of the Additional Release during the Revocation Period by notifying in writing the Company signatory of this Agreement, and the Additional Release shall not be effective or enforceable unless and until the Revocation Period has expired without Executive’s revocation. Executive understands and agrees that by entering into the Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will be receiving consideration beyond that to which he was previously entitled.
13.
Voluntary Assent – Executive affirms that no other promises or agreements of any kind have

Exhibit 10.3

been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement or the Additional Release, and that he fully understands the meaning and intent of this Agreement and the Additional Release and has had the opportunity to be represented by counsel of his own choosing.
14.
Governing Law; Forum; Jury Trial Waiver – This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the Additional Release or the subject matter hereof or thereof. Executive further hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement or the Additional Release.
15.
Entire Agreement – This Agreement, including the Additional Release, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from employment with the Company, severance benefits, and the settlement of claims against the Released Parties, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

16.
Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.
17.
Counterparts – This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Agreement. Facsimile, electronic, and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below.

CUE BIOPHARMA, INC.:

/s/ Pasha Sarraf

By: Pasha Sarraf, MD, PhD

Title: Chair, Board of Directors

Exhibit 10.3

I hereby agree to the terms and conditions set forth above, and I have chosen to execute this on the date below. I have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act. I further understand that my receipt of the Severance Benefits described above is conditioned upon my satisfying all of the Severance Conditions.

USMAN AZAM, M.D.

By: Usman Azam, MD

Exhibit 10.3

ATTACHMENT A

ADDITIONAL RELEASE

In consideration for the Severance Benefits set forth in the Separation and Release of Claims Agreement (the “Agreement”) to which this Additional Release is attached as Attachment A, which I would not otherwise be entitled to receive, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Released Parties (as defined in the Agreement) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties arising under the Age

Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., as amended by the Older

Workers Benefit Protection Act (“OWBPA”). Notwithstanding the foregoing, nothing in this Additional Release shall be deemed to prohibit me from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. I retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way my ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority.

I acknowledge that I have been given at least twenty-one (21) days to consider, sign and return this Additional Release, and that if I am signing and returning the Additional Release before the 21-day period, I have elected to do so voluntarily. I understand that I have seven (7) days after the date I sign this Additional Release to change my mind and decide to revoke it by notifying the Company in writing of my intent to so revoke in accordance with Section 12 of the Agreement. I acknowledge that I was advised to consult with an attorney of my choice before signing this Additional Release.

I acknowledge that by entering into this Additional Release I am waiving any and all rights or claims I might have under the ADEA and/or OWBPA, and that I have received consideration beyond that to which I was otherwise entitled. I hereby provide this Additional Release as of the date below and acknowledge that I will not be entitled to receive the Severance Benefits unless this Additional Release becomes effective and enforceable.

3/23/2026	/s/ Usman Azam
Date	Usman Azam, M.D.